Exhibit 10.1

Phone +1 303 790 0600 ihsmarkit.com 15 Inverness Way East Englewood, CO 80112 United States

March 10, 2021

SEPARATION AGREEMENT

This Separation Agreement (referred to as “the Agreement”) is made by and between IHS Global, Inc., its affiliates and subsidiaries (collectively “IHS Markit”) and Todd Hyatt (“you”), with Workday ID number 200004. You and IHS Markit are each referred to as a “party” and both are referred to as “parties.”

Whereas, due to your retirement, your employment with IHS Markit has been terminated effective February 26, 2021 (the “Termination Date”), for all purposes; and

In consideration of the mutual promises expressed herein and the payment to be made to you, you and IHS Markit agree as follows:

1.	Final Paycheck and Accrued Vacation. You shall be paid for any accrued but unused vacation days, less all applicable taxes and other withholdings, on or before the next regularly scheduled payroll date immediately following the Termination Date.

2.	Separation Payments.

Provided you sign and return this Agreement to IHS Markit, do not revoke it as set forth in the Revocation Period section below, and comply with its terms, you will be entitled to the following payments and services, which you acknowledge the adequacy and sufficiency of and agree exceed any compensation or benefits that you would otherwise be entitled to if you had not executed this Agreement:

a.	Incentive Arrangements.

i.	All unvested IHS Markit Restricted Share Units (RSUs) and Performance Share Units (PSUs) granted to you shall continue to vest according to their current vesting schedule (the “Incentive Arrangements”). Should the merger (the “Merger”) between IHS Markit Ltd. and S&P Global Inc. (“SPGI”) be completed, (i) any RSUs that are unvested as of the date of the closing of the Merger (the “Closing Date”) will convert to SPGI RSUs in accordance with the terms of the Merger and continue to vest as though your employment continued through the end of the applicable vesting period; and (ii) any PSUs that are unvested as of the Closing Date will convert to SPGI RSUs in accordance with the terms of the Merger and continue to vest as though your employment continued through the end of the applicable vesting period. For the avoidance of doubt, none of the Incentive Arrangements will accelerate their vesting upon the Closing Date. Please be aware that you are still subject to all laws and regulations governing the buying and selling of securities if you are in possession of material non-public information.

ii.	IHS Markit or SPGI, as applicable, shall have the right to immediately forfeit any remaining, unvested equity incentive awards in the event that during the full vesting period you (a) breach the terms of this Agreement, or the restrictive covenant arrangements set out in the relevant terms and conditions of such equity incentive awards or any other agreements with IHS Markit; or (b) otherwise engage in any activity in competition with IHS Markit, or which is inimical, contrary or harmful to the interests of IHS Markit, to the fullest extent not prohibited by applicable law, as determined by IHS Markit’s Human Resources Committee or SPGI, as applicable. You further agree that you will certify as to such non-engagement upon the request of IHS Markit (or, if after the Closing Date, SPGI).

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b.	Benefits Continuation. Your current participation in and coverage under IHS Markit’s medical, dental and vision, and employee assistance plans (“EAP”) shall continue through the Termination Date. Extension of any medical, dental, vision, or EAP coverage in which you are enrolled immediately prior to the Termination Date (the “Health Benefits”) shall continue until the earlier of (i) the end of the twenty-fourth month following the Termination Date, or (ii) the date you elect to terminate such coverage (the “Insurance Continuation Period”). You and IHS Markit shall be responsible for payment of their respective shares of the premium for these Health Benefits through the end of the Insurance Continuation Period, and the portion of the premium paid by IHS Markit shall be treated as taxable income and subject to applicable tax withholdings at the time the premium is paid. You may elect COBRA coverage on a self-pay basis at the conclusion of the Insurance Continuation Period, provided you remain eligible for COBRA coverage.

3.	Release.

a.	In exchange for the consideration provided in this Agreement, you irrevocably and unconditionally release and forever discharge IHS Markit, and IHS Markit’s past and present directors, officers, shareholders, employees, successors, attorneys, agents, representatives, employee benefit plans and programs (including administrators and fiduciaries), and assigns (each a “Releasee”) from any and all liabilities, claims (including attorneys’ fees), demands, rights, and causes of actions, whether known or unknown, that you may have or claim to have against any Releasee, including, without limitation, those relating to your employment by, or separation from, IHS Markit, or any other actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter from the beginning of time up to and including the date of your execution of this Agreement. Without limiting the generality of this section, and by way of example and not limitation, this section shall specifically apply to rights and claims under: Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (ADEA) of 1967, the Older Worker Benefit Protection Act, the Civil Rights Acts of 1866 and 1871, the Civil Rights Act of 1991, the Rehabilitation Act of 1973, Executive Order 11246, the Equal Pay Act of 1963, the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the National Labor Relations Act, the Immigration Reform and Control Act, the Occupational Safety and Health Act, the Employee Retirement Income Security Act, the Sarbanes-Oxley Act of 2002, the Dodd Frank Wall Street Consumer Protection Act, the Vietnam Era Veterans’ Readjustment Assistance Act, all as amended, breach of contract, breach of privacy, defamation, infliction of emotional distress, wrongful discharge, breach of a covenant of good faith and fair dealing, retaliation, and any other federal, state or local statute, law, ordinance, regulation, order or principle of law. You waive any right or ability you have to be a class or collective action representative or otherwise participate in any putative or certified class, collective or multi-party action or proceeding in which any Releasee is a party. This Agreement may be used by any Releasee as a complete defense to any claims asserted by you or anyone on your behalf against a Releasee.

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b.	Nothing in this Agreement or otherwise shall be construed to prohibit your: (i) ability to file a claim that is incapable of being waived by this Agreement; (ii) right and responsibility to give truthful testimony under oath; (iii) right to seek benefits under applicable unemployment and workers’ compensation laws; (iv) right to any payments or benefits provided under this Agreement or your right to enforce the terms of this Agreement; or (v) rights under your vested and accrued employee benefits under IHS Markit’s health, disability, welfare, and retirement benefit plans.

4.	Representations. You represent and warrant that you:

a.	Are not entitled to any additional payment or consideration not specifically referenced in this Agreement.

b.	Have not filed any claims, complaints or actions of any kind against Releasees in any court or before any administrative or government agency.

c.	Have not been discriminated against, harassed, or retaliated against by any Releasee during your employment with IHS Markit, and that you have not made any allegations or claims concerning discrimination, harassment (including sexual harassment) or retaliation to any individual at IHS Markit with respect to your employment at IHS Markit but, in accordance with the Release set forth in section 3 of this Agreement, any and all claims that could have been made regarding alleged discrimination, harassment or retaliation prior to the date you signed this Agreement are included in the released matters set forth in section 3 of this Agreement.

d.	Have been properly paid for all hours worked for IHS Markit and have received all leave, compensation, wages, bonuses, determinable commissions, severance and benefits or other amounts you are owed or for which you were eligible. You understand that non-determinable commissions, if any, will be paid to you according to IHS Markit’s normal commission payment process and schedule, but that otherwise, IHS Markit has fully satisfied any and all liability and obligations to you. You further represent and warrant that, other than the benefits contained in this Agreement and the tax equalization and tax consultation benefits outlined in your Letter of Assignment dated July 8, 2016, you are not entitled to any additional payments pursuant to IHS Markit’s severance plan, retirement plan, Cash Incentive Plan, or any other employment agreement (other than statutory entitlements).

e.	Have no unreported workplace injuries or occupational diseases.

f.	Have properly submitted all reimbursable expenses related to your employment with IHS Markit for which you have not yet been reimbursed and understand that such expenses will be reimbursed when, and to the extent, required under applicable IHS Markit policy. You agree to make, when required, all payments due on any IHS Markit issued company credit cards and will destroy and no longer use, or allow to be used, any such cards. You will reimburse IHS Markit its costs in making any payments that you do not so make. IHS Markit may, but is not required to, withhold from amounts paid under this Agreement, any such payments due.

g.	Agree that neither IHS Markit nor, if after the Closing Date, SPGI have any obligation to rehire you in the event you reapply for employment and you understand that IHS Markit and SPGI, as applicable, retains the sole right to deny any such application without further liability.

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h.	Have not engaged in, and are not aware of, any unlawful conduct relating to the business of IHS Markit.

i.	Have returned to IHS Markit all IHS Markit property including, without limitation, identification cards or badges, laptops, computers, telephones, credit cards, electronically stored documents or files, or physical files. If it is discovered that such property has not been returned, you agree to return any such property to IHS Markit on request and promptly reimburse IHS Markit all costs incurred in recovery of such property.

5.	Mistake. You understand that, after the date of this Agreement, you may discover facts different from, or in addition to, those which you now know or believe to be true with respect to the claims released or waived in section 3 above and that, as part of the consideration contained in this Agreement, you expressly assume the risk that the Agreement was made on the basis of your mistake or mistakes of any nature whatever. You intend that this Agreement shall not be rescinded, reformed, modified, voided, or changed in any way on the basis of any mistake or mistakes made by you.

6.	No Liability. Neither this Agreement nor any payment or benefit received by you under this Agreement is intended to be, and shall not be construed as, an admission of liability or wrongdoing on the part of any Releasee. No Releasees have admitted, nor do they admit, that they engaged in any wrongful or unlawful act, or that they violated any federal, state, or local statute, law, regulation, ordinance, order, or principle of law, and further expressly deny such violation.

7.	Future Cooperation. You shall cooperate, at the expense of IHS Markit or if after the Closing Date, SPGI, with IHS Markit or SPGI, as applicable, in connection with any legal proceeding in which IHS Markit is or may become a party. IHS Markit shall, at your request, reimburse you for any reasonable out-of-pocket expenses that you incur in the performance of your obligations under this section and, to the extent that you are required to spend substantial time on such matters, IHS Markit shall compensate you at a reasonable hourly rate for such time. Your request for any reimbursement, including reasonable documentation, must be submitted as soon as practicable and otherwise consistent with IHS Markit policy. In any event, your request for a reimbursement, including reasonable documentation, must be submitted by the October 31st of the year following the year in which the expense is incurred. IHS Markit will generally reimburse such expenses within 60 days of the date they are submitted, but in no event will they be reimbursed later than the December 31st of the year following the year in which the expense is incurred. Nothing in this section is intended to force you to participate in any matter or cooperate in any manner to the extent adverse to your individual legal interests, as reasonably determined by independent counsel.

8.	Resignation of directorships. Effective as of your Termination Date, you agree to resign from all officer positions, committee memberships, directorships or other positions you hold as a result of your employment with IHS Markit and its subsidiaries and affiliates, and you further acknowledge and agree that after the Termination Date, you shall not represent yourself as being an employee, officer, agent or representative of IHS Markit or its subsidiaries or affiliates for any purpose. You shall cooperate with IHS Markit in connection with such resignations, including by signing and providing to IHS Markit any resignation letter or other documents required to effect the resignation of your position. In the event that you do not provide IHS Markit with such signed documentation in a timely manner, you hereby grant IHS Markit a limited power of attorney to effect any such resignations.

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9.	Confidentiality.

a.	You acknowledge that, during the course of your employment with IHS Markit, you have learned of information pertaining to its personnel, business, financial, and/or technical aspects and have received materials containing such information (“Proprietary Information”). Most of this information and materials is proprietary, and much of the information and materials is confidential information concerning IHS Markit’s business and employees. You further understand and acknowledge that this Proprietary Information and IHS Markit’s ability to reserve it for the exclusive knowledge and use of IHS Markit is of great competitive importance and commercial value to IHS Markit, and that your improper use or disclosure of the Proprietary Information may cause IHS Markit to incur financial costs, loss of business advantage, liability under confidentiality agreements with third parties, civil damages, and criminal penalties. Therefore, you agree that you will not communicate or disclose any information or materials regarding IHS Markit, its operations, business practices, operating processes, customers, products or personnel practices, to any third party without first seeking and obtaining written consent from IHS Markit, nor have you done so. Requests for such approval must be made, in writing, to the attention of Chief People Officer.

b.	Notwithstanding any other provision of this Agreement, pursuant to the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016: (i) you will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that: is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (y) solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; (ii) without limiting the General Release set forth in section 3 of this Agreement, if you file a lawsuit for alleged retaliation by IHS Markit for reporting a suspected violation of law, you may disclose IHS Markit’s trade secrets to your attorney and use the trade secret information in the court proceeding if you: (x) file any document containing the trade secret under seal; and (y) do not disclose the trade secret, except pursuant to court order.

c.	You acknowledge that if you violate this section, IHS Markit, in addition to any other remedies it may have at law or in equity, will be irreparably harmed and will be entitled to injunctive relief to prevent imminent, future or further disclosure or competitive disadvantage. Nothing in this Agreement shall prevent disclosure of information that is, and only to the extent, required by applicable law or pursuant to a valid order of a court or governmental agency, provided however, that you first give IHS Markit prompt written notice sufficiently in advance to permit IHS Markit to seek a protective order or other relief with respect to disclosure of the Proprietary Information and you thereafter disclose only the minimal amount of such information as is required to be disclosed to comply with such law, regulation, rule or order, after IHS Markit has been given reasonable opportunity to contest the right of the requesting individual or entity to such disclosure.

10.	Effect on Existing Agreements. Notwithstanding this Agreement, the limited specific provisions of any agreements between you and IHS Markit relating to developments and inventions, confidentiality, unfair competition, noncompetition, and non-solicitation are unaffected and remain in full force and effect, unless the terms in this Agreement are more favorable to IHS Markit. All other provisions of all other agreements between you and IHS Markit shall be superseded and become null and void upon the Effective Date of this Agreement, with the exception of the tax equalization and tax consultation benefits outlined in your Letter of Assignment dated July 8, 2016; for the avoidance of doubt, these benefits will continue to be provided to you for both the 2020 and 2021 US tax years and the 2020 / 2021 UK tax year.

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11.	Non-disparagement. You shall not do or say anything that portrays IHS Markit or its management, employees, products, or services in a negative light. You will not represent yourself as an employee, officer, agent, or representative of IHS Markit following the Termination Date. Nothing contained in this Agreement or otherwise is intended to prohibit or restrict you from providing truthful information concerning your employment or IHS Markit’s business activities to any government, regulatory or self-regulatory agency, or as otherwise compelled by law.

12.	Communications with Administrative Agencies. Nothing in this Agreement or otherwise, including the provisions of sections 3, 4, 7, 9, 10, and 11 precludes or is intended to preclude you from (a) filing a complaint and/or charge with any federal, state, or local governmental agency, including but not limited to the Equal Employment Opportunity Commission and the Securities and Exchange Commission, and/or participating or cooperating with any such governmental agencies in an investigation; (b) filing a claim for benefits with or responding to a request for information from any governmental agency, including without limitation, agencies overseeing unemployment insurance, Medicaid, or Medicare benefits, and taxing authorities; or (c) engaging in activities protected by state, local or federal law. Should any complaint or charge be brought with any such agency against IHS Markit or any of the other Releasees concerning your employment or the cessation thereof (or any other matter released pursuant to section 3), you have waived, by signing this Agreement (unless such waiver is prohibited by applicable law), any right to any individual relief, including monetary damages, in connection with such complaint or charge, regardless of who brings any such complaint or charge, except that this Agreement does not limit your right to receive an award for information provided to any governmental agency.

13.	Section 409A. The terms of this Agreement are intended to comply with the exceptions and requirements of Section 409A of the Internal Revenue Code and the regulations thereunder (“Section 409A”), and be paid on a fixed schedule. To the extent any provision in this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments, distributions or allocations of income shall comply with Section 409A or fall within one of the exceptions to Section 409A. If, under this Agreement, an amount is to be paid in installments, each installment shall be considered, and is hereby designated as, a separate payment for purposes of Section 409A (and consequently your entitlement to such payments shall not be considered an entitlement to a single payment of the aggregate amount to be paid over a period of time). References to your termination or separation from employment in this Agreement shall refer to your “separation from service” with IHS Markit, as the phrase separation from service is used in connection with Section 409A. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following: (a) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (b) any reimbursement of an eligible expense shall be paid on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (c) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

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14.	Miscellaneous. This Agreement constitutes the complete and exclusive agreement between the parties concerning the subject matter hereof and supersedes any prior communication regarding such subject matter. This Agreement may not be canceled or modified unless in writing signed by you and a vice-president or more senior officer of IHS Markit. Any waiver of any default or breach of this Agreement shall be effective only if in writing and signed by an authorized representative of the party providing the waiver. No such waiver shall be deemed to be a waiver of any other or subsequent breach or default. In entering into this Agreement, you represent and warrant that you are not relying, and will not rely, on any promises, inducements, or representations made by or on behalf any Releasee with respect to the subject matter of this Agreement. This Agreement shall be binding on and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, assigns, directors, officers, agents, and employees. You represent that you have neither assigned nor transferred any of your rights under this Agreement. This Agreement will be governed by the internal laws of the State of Colorado, without regard to conflict of law principles. If any party commences an action against the other party in order to enforce any provision of this Agreement or to recover damages from the alleged breach of any provision of this Agreement, the prevailing party in such action shall be entitled to recover from the non-prevailing party all reasonable costs incurred in connection with the action, including reasonable attorneys’ fees provided, however, that nothing in this section or any other provision of this Agreement shall be construed to subject you to costs, losses, damages, expenses or fees simply for initiating suit to test the knowing and voluntary nature of this Agreement under the Older Worker Benefit Protection Act, 29 U.S.C. § 626(f). This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Any party hereon may execute this Agreement by signing any such counterpart. Signatures on this Agreement may be transmitted by facsimile or by electronic mail of a PDF document created from the originally signed document, and such signatures shall be acceptable as originals for all purposes. The headings in this Agreement are for convenience of reference only, and shall not affect the interpretation of this Agreement.

15.	Severability. If any judicial or administrative authority determines that any term of this Agreement is unenforceable, invalid, or illegal, such determination shall not apply to the remaining terms of this Agreement and all remaining provisions of this Agreement shall remain in full force and effect. The parties further agree that any such court is expressly authorized to modify any unenforceable provision of this Agreement instead of severing the unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making any other modifications it deems warranted to carry out the intent and agreement of the parties as embodied in this Agreement to the maximum extent permitted by law. The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. Should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, that invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth in this Agreement.

16.	Revocation Period. You understand that applicable law provides you with twenty-one (21) calendar days in which to consider this Agreement. By signing this Agreement before the end of the 21-day period, you are indicating that you are freely waiving the balance of this period. You understand that any modifications made to this Agreement do not restart the original consideration period. You have seven (7) calendar days from the date of your signature below in which to revoke this Agreement by written notification by electronic mail to separationnotice@ihsmarkit.com containing the language “I hereby revoke my acceptance of our separation agreement”. If not revoked, this Agreement shall become effective the eighth (8th) day after your execution of the Agreement (the “Effective Date”).

You have fully read, understand the significance and consequences of, and freely and voluntarily agree to be bound by this Agreement. You understand that this Agreement impacts your legal rights. You have the right to and are hereby advised to consult with an attorney regarding the purpose and effect of this agreement before signing and have discussed this Agreement with your independent legal counsel, or have had a reasonable opportunity to do so, and have had answered to your satisfaction any questions you have asked with regard to the meaning and significance of any of the provisions of this Agreement.

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This agreement must not be signed by you prior to the Termination Date, but must be signed and returned within fifty-two (52) calendar days after the Termination Date.  Please execute the agreement via DocuSign in Workday. If you have any questions, please contact separationnotice@ihsmarkit.com.

IHS Markit

By:	/s/ Sari Granat	/s/ Todd Hyatt
	(Authorized Signature)	(your Signature)

	Sari Granat	Todd Hyatt

	EVP, CAO and General Counsel	Mar-10-2021
(Date)

Mar-11-2021
(Date)

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